Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 3, 2020, with respect to the consolidated financial statements included in the Annual Report of OneWater Marine Inc. on Form 10-K for the year ended September 30, 2020. We consent to the incorporation by reference of said report in the Registration Statement of OneWater Marine Inc. on Form S-8 (File No. 333-236362).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
December 3, 2020